Exhibit 10.1

October 26, 2009

Ms. Jenna Lyons Mazeau

Dear Jenna:

In recognition of your prior and continued service as Creative Director for J. Crew Group, Inc. and its operating subsidiaries (collectively, the “Company”), we would like to award you with a one-time special bonus pursuant to the terms and conditions set forth in this letter agreement (the “Agreement”). All capitalized terms used and not defined herein shall have the meaning given to such terms in the employment agreement between you and the Company, dated December 17, 2008 (the “Employment Agreement”).

1.     Special Bonus. Subject to your active employment with the Company on the Payment Date (as defined below), the Company agrees to pay you a one-time cash bonus of one million dollars ($1,000,000) (the “Special Bonus”), which will be paid to you on October 27, 2009 (the “Payment Date”); provided, that if your employment with the Company is terminated prior to the second anniversary of the Payment Date for any reason other than by the Company without Cause or by you for Good Reason, you shall immediately reimburse the Company for the full one million dollar ($1,000,000) amount of the Special Bonus; provided further, that if your employment with the Company is terminated following the second anniversary of the Payment Date but prior to the fourth anniversary of the Payment Date for any reason other than by the Company without Cause or by you for Good Reason, you shall immediately reimburse the Company for five hundred thousand dollars ($500,000) of the Special Bonus. In the event that you fail to reimburse fully the Company for the applicable amount described in the preceding sentence, in addition to any other legal or equitable remedies available to the Company, the Company shall be entitled to offset, in accordance with (and to the extent permitted by) Section 409A of the Internal Revenue Code of 1986, as amended, the amounts owed by you to the Company pursuant to this Agreement against any amounts otherwise payable by the Company to you.

2.     Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company with respect to the Special Bonus, and supersedes and is in full substitution for any and all prior understandings or agreements, whether written or oral, with respect to the Special Bonus.

(b) All terms, conditions and restrictions of Sections 7(c), 7(d), 7(e), 7(g), (7h), 7(j) and 7(k) of the Employment Agreement are incorporated herein and made part hereof as if stated herein.

(signatures on following page)

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Millard S. Drexler
Millard S. Drexler
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Jenna Lyons Mazeau
Jenna Lyons Mazeau

Date: October 28, 2009

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